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                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                              NEWSEDGE CORPORATION
                                       AT
                              $2.30 NET PER SHARE
                                       BY
                       INFOBLADE ACQUISITION CORPORATION,
                     AN INDIRECT WHOLLY OWNED SUBSIDIARY OF
                            THE THOMSON CORPORATION

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
      TIME, ON TUESDAY, SEPTEMBER 18, 2001, UNLESS THE OFFER IS EXTENDED.

                                                                 August 21, 2001

To Brokers, Dealers, Commercial Banks,
  Trust Companies and other Nominees:

    InfoBlade Acquisition Corporation, a Delaware corporation ("Purchaser") and an indirect wholly owned subsidiary of The Thomson Corporation, a corporation organized under the laws of Ontario, Canada ("Thomson"), has offered to purchase all outstanding shares of common stock, par value $0.01 per share ("Shares"), of NewsEdge Corporation, a Delaware corporation ("NewsEdge"), at a price of $2.30 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in Purchaser's Offer to Purchase, dated August 21, 2001 (the "Offer to Purchase"), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST A MAJORITY OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS (INCLUDING, WITHOUT LIMITATION, ALL SHARES ISSUABLE UPON THE CONVERSION OF ANY CONVERTIBLE SECURITIES OR UPON THE EXERCISE OF ANY OPTIONS, WARRANTS, OR RIGHTS, BUT EXCLUDING OPTIONS AND WARRANTS OWNED BY CERTAIN SELLING STOCKHOLDERS WHO HAVE ENTERED INTO A STOCKHOLDERS AGREEMENT).

    Enclosed for your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, are copies of the following documents:

    1.  Offer to Purchase, dated August 21, 2001;

    2. Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients;

    3. Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents are not immediately available or cannot be delivered to Computershare Trust Company of New York (the "Depositary") by the Expiration Date (as defined in the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed by the Expiration Date;
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    4.  A letter to stockholders of NewsEdge from Clifford M. Pollan, President and Chief Executive Officer of NewsEdge, together with a Solicitation/ Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by NewsEdge;

    5. A letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

    6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

    7.  Return envelope addressed to the Depositary.

    WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, SEPTEMBER 18, 2001, UNLESS THE OFFER IS EXTENDED.

    In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of stock certificates evidencing such Shares validly tendered and not properly withdrawn (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities (as defined in the Offer to Purchase)), a Letter of Transmittal (or manually signed facsimile thereof) properly completed and duly executed with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined in "Section 2. Acceptance for Payment and Payment for Shares" of the Offer to Purchase) and any other required documents.

    If holders of Shares wish to tender, but cannot deliver such holder's stock certificates or cannot comply with the procedure for book-entry transfer prior to the expiration of the Offer, a tender of Shares may be effected by following the guaranteed delivery procedure described in "Section 3. Procedures for Accepting the Offer and Tendering Shares" of the Offer to Purchase.

    Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Depositary and Innisfree M&A Incorporated (the "Information Agent") as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. However, Purchaser will reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. Purchaser will pay or cause to be paid any stock transfer taxes payable with respect to the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

    Any inquiries you may have with respect to the Offer should be addressed to the Information Agent at its address and telephone number set forth on the back cover page of the Offer to Purchase.

    Additional copies of the enclosed material may be obtained from the Depositary or the Information Agent, at the addresses and telephone numbers set forth on the back cover page of the Offer to Purchase.

                                          Very truly yours,
                                          InfoBlade Acquisition Corporation

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF THOMSON, PURCHASER, NEWSEDGE, THE INFORMATION AGENT OR THE DEPOSITARY, OR OF ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR TO MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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